EXHIBIT NO. 99.(p) 2

CODE OF ETHICS FOR PERSONAL TRADING AND CONDUCT FOR NON-MANAGEMENT DIRECTORS OF MFS

Owner:	Effective Date:
Conflicts Officer	June 8, 2011

Contact Person: Brent Farmer	Last Review Date: June 4, 2014

Applicability:
Non-Management Directors of Massachusetts Financial Services Company (“MFS”)	Replaces Policy Version Dated: June 7, 2007

I.    Policy Purpose and Summary

This document constitutes the Code of Ethics for Personal Trading and Conduct for directors of MFS who are not officers or employees of MFS (individually, a “Non-Management Director,” and, collectively, the “Non-Management Directors”) 1 (this “Code”), as adopted by MFS and approved by the board or trustees of each of the investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to which MFS, or a subsidiary of MFS, acts as investment adviser (collectively, the “MFS Funds”), as required by the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The MFS Compliance Department, through the Conflicts Officer (or his or her designee or successors) (the “Conflicts Officer”) and under the direction of MFS’ Chief Compliance Officer, administers this Code.

As you read this Code, please keep the following points in mind:

•                  The interests of MFS’ clients are of paramount importance.  Your personal trading activity must never interfere with the best interests of our clients.

•                  Compliance with the technical provisions of this policy does not necessarily ensure compliance with the spirit of the policy. The provisions of the Code cannot cover every possible scenario — the spirit of the Code as well as the specifics should guide your actions.

1 All MFS directors who are also officers or employees of MFS are subject to a separate MFS Code of Ethics

•                  Integrity is critical.  If you have questions about the propriety of a personal trade, please seek guidance from the MFS Compliance Department.

This Code is structured as follows:

•	Section I - Identifies the scope and general purpose of the Code.

•	Section II - Sets forth the personal trading reporting obligations and restrictions with respect to private placements and public offerings under the 1940 Act and the Advisers Act.

•	Section III - Details the exemptions from the personal trading reporting obligations.

•	Section IV - Details the administration and enforcement of the Code.

•	Appendix A - Details the content and timing of the reports required under the personal trading reporting obligations of the 1940 Act and the Advisers Act.

•	Appendix B - Details the role limitations and information barrier procedures applicable to Non-Management Directors with respect to certain exemptions from the personal trading reporting obligations.

•	Appendix C - Contains a form of acknowledgement of this Code.

II.      Policy

Section I - Scope and General Fiduciary Principles

The Non-Management Directors have an obligation to conduct their personal securities transactions in compliance with the following principles:

(i)	the fiduciary duty at all times to place the interests of MFS’ clients first;

(ii)	the duty to avoid actual and potential conflicts of interests between personal activities and MFS’ clients activities; and

(iii)	the fundamental standard that the Non-Management Directors should not take inappropriate advantage of their positions at MFS.

It should be emphasized that compliance with the spirit of this Code, as well as the specifics, is critical.  Fiduciary duty applies to all of the MFS Funds, as well as any account holding the assets of third parties for which MFS (or a subsidiary of MFS) acts in an investment advisory capacity (together with the MFS Funds, the “MFS Portfolios”).

If a Non-Management Director becomes aware of a violation of this Code, he or she shall report any such violation to the Conflicts Officer.

Section II - Personal Trading Reporting Obligations and Pre-Clearance Procedures for Private Placements and Initial Public Offerings

Section II of this Code is designed to apply to a Non-Management Director in the event of “Total Non-Compliance” (as defined below in Section IV.B.2.a) with the Role Limitations and Information Barrier Procedures for Non-Management Directors set forth in Appendix B hereto (the “Role and Information Restrictions”).  A Non-Management Director subject to Section II of this Code shall be considered an “Access Person” for purposes of administering this Code and shall be referred to as such in this Code. The Conflicts Officer may, in his or her discretion, limit, modify or enhance the obligations set forth in this Section II with respect to their application to any Non-Management Director after taking into account the particular facts and circumstances of the situation.

Except as otherwise expressly set forth herein, Section II of this Code shall not apply to any Non- Management Director who is an “Exempt Director” as defined below in Section III.

A.                                    Personal Trading Reporting Obligations

Each of the 1940 Act and the Advisers Act individually impose the following three types of personal trading reporting obligations (individually, the “1940 Act Reporting Obligations” or the “Advisers Act Reporting Obligations,” and, collectively, the “Reporting Obligations”) on Access Persons:

(i)                           an initial holdings report;

(ii)                            an annual holdings report; and

(iii)                             a quarterly transactions report.

The Reporting Obligations generally require information to be provided on:

(i)                           the Access Person’s securities holdings;

(ii)                            the Access Person’s personal securities transactions; and

(iii)                             any accounts in which the Access Person holds any securities.

The Reporting Obligations contain limited exceptions with respect to the types of securities covered for the securities holding and transaction reporting obligations.

Complete details of the content and timing of the reports required under the Reporting Obligations are set forth in Appendix A hereto. In the event that a Non-Management Director is required to comply with the Reporting Obligations, such Non-Management Director shall deliver the required reports to the Conflicts Officer or his or her designee.

B.                                    Restrictions with respect to Private Placements and Public Offerings

1.                                      Public Offerings

The purchase by Access Persons of securities (other than securities of registered open-end investment companies) offered at a fixed public offering price by underwriters or a selling group is prohibited. Rights (including rights purchased to acquire an additional full share) issued in respect of securities any Access Persons own may be exercised, subject to preclearance with the Conflicts Officer; the decision whether or not to grant preclearance shall take into account, among other factors, whether the investment opportunity should be reserved for an MFS Portfolio and whether the investment opportunity is being or was offered to the individual by virtue of his or her position with MFS.

2.                                      Private Placements

Any acquisition by Access Persons of securities issued in a private placement is subject to prior approval by the Conflicts Officer. The decision whether or not to grant approval shall take into account, among other factors, whether the investment opportunity should be reserved for an MFS Portfolio and whether the investment opportunity is being offered to the individual by virtue of his or her position with MFS.

Section III - Exemptions from Personal Trading Reporting Obligations

A Non-Management Director shall be exempt from the obligations set forth in Section II of this Code if he or she does not:

(i)                           make, participate in or obtain information regarding the purchase or sale of specific securities by the MFS Portfolios;

(ii)                            have access to nonpublic information regarding any MFS Portfolios’ purchase or sale of specific securities;

(iii)                             have access to nonpublic information regarding the portfolio holdings of any MFS Portfolios; and

(iv)                           have involvement in making specific securities recommendations to MFS Portfolios or have access to such specific recommendations that are nonpublic.

Where these requirements are met, a Non-Management Director shall be considered an “Exempt Director” and shall be referred to as such in this Code. In order to meet these requirements and be considered an Exempt Director, the terms of the Role and Information Restrictions set forth in Appendix B hereto must be satisfied.

Note that failure to satisfy the terms of the Role and Information Restrictions may occur through no act or fault of a Non-Management Director, such as where the Non-Management Director is informed of information that is “Restricted Information” as defined in the Role and Information Restrictions set forth in Appendix B.

Section IV - Administration and Enforcement

A.                                    Determination of Exemptions from Section II Obligations and Restrictions

In assessing the applicability of Section II of this Code, the Conflicts Officer shall determine whether a Non-Management Director qualifies as an Exempt Director. This determination shall be based on a review of the applicable law, the facts and circumstances of each Non-Management Director, and compliance with the terms of the Role and Information Restrictions set forth in Appendix B hereto.

B.                                    Non-Compliance with the Role and Information Restrictions

If the Conflicts Officer determines that the Role and Information Restrictions have not been satisfied, then the Conflicts Officer shall, based on the extent and nature of the non-compliance, subject the affected Exempt Director to specific, limited personal trading restrictions and reporting obligations or full compliance with Section II of this Code, as determined by the Conflicts Officer after reviewing the particular facts and circumstances.

1.                                      Limited Non-Compliance with Role and Information Restrictions

a.                                      Definition of “Limited Non-Compliance”

For purposes of this Code, “Limited Non-Compliance” with the Role and Information Restrictions shall mean a situation where an Exempt Director has:

(i)                           Participated in the securities selection and trading function, or obtained information on the securities selection and trading function, only with respect to one or more Covered Securities (as defined in Section C of Appendix A) in one or a limited number of isolated situations (“Isolated Manner”); or

(ii)                            Either obtained, or gained the ability to access, nonpublic information regarding (a) MFS’ or MFS Portfolios’ purchase or sale of one or more Covered Securities in an Isolated Manner, or (b) the extent of MFS Portfolios’ portfolio holdings in one or more Covered Securities in an Isolated Manner.

Any Covered Security that falls under items (i) or (ii) of the definition of Limited Non-Compliance above shall be deemed a “Banned Security” for purposes of administering this Code and shall be referred to as such in this Code.

b.                                      Exempt Director Obligations if Limited Non-Compliance

The Limited Non-Compliance definition is intended to subject an Exempt Director to certain trading restrictions and reporting obligations during the period in which the Exempt Director is in a position to exploit information about MFS Portfolios’ securities transactions or holdings. If the Conflicts Officer finds that Limited Non-Compliance has occurred, the Conflicts Officer may impose such restrictions and obligations upon an Exempt Director as he or she determines reasonable under the circumstances, which may include:

(i)                               Such Exempt Director not being permitted to trade in the Banned Security for a period of 15 days from the date on which MFS or the MFS Portfolios either (a) purchased or sold such Covered Security or (b) is considering the purchase or sale of such Covered Security;

(ii)                            Such Exempt Director (a) being subject to the restrictions concerning private placements and public offerings set forth in Section II.B of this Code and (b) being required to pre-clear all trades in any Covered Securities, for the calendar quarter in which the Limited Non-Compliance occurred; and

(iii)                         Such Exempt Director being required to file a quarterly report that complies with the quarterly report requirements of the Reporting Obligations as set forth in Appendix A hereto for the calendar quarter in which the Limited Non-Compliance occurred.

2.                                      Total Non-Compliance with Role and Information Restrictions

a.                                      Definition of “Total Non-Compliance”

For purposes of this Code, “Total Non-Compliance” with the Role and Information Restrictions shall mean a situation where:

(i)                           an Exempt Director has become generally involved in the securities selection and trading function, or has obtained, or has the ability to obtain, general information on the securities selection and trading function of MFS or MFS Portfolios that is not limited to one or more Covered Securities in an Isolated Manner;

(ii)                            an Exempt Director has either obtained, or gained access to, nonpublic information regarding (a) MFS’ or MFS Portfolios’ purchase or sale of securities that is not limited to one or more Covered Securities in an Isolated Manner, or (b) the extent of MFS Portfolios’ portfolio holdings that is not limited to one or more Covered Securities in an Isolated Manner; or

(iii)                             the Conflicts Officer determines there has been Total Non-Compliance, for any reason and at the discretion of the Conflicts Officer.

b.                                      Exempt Director Obligations if Total Non-Compliance

If the Conflicts Officer finds that Total Non-Compliance has occurred, the Conflicts Officer may impose the restrictions and obligations set forth in Section II of this Code upon an Exempt Director, or may limit, modify or enhance such restrictions and obligations after taking into account the particular facts and circumstances of the situation; in either case, the Conflicts Officer shall act in accordance with applicable federal securities laws.

C.                                    Review of Reports

The Conflicts Officer will review on a regular basis any reports filed pursuant to this Code.  In this regard, the Conflicts Officer will give special attention to evidence, if any, of potential violations of the antifraud provisions of federal securities law or the procedural requirements or ethical standards of this Code.

D.                                    Violations and Sanctions

Upon the occurrence of a potential violation of the provisions of this Code, the Conflicts Officer under the direction of the Chief Compliance Officer will investigate the matter. After completion of the investigation, the matter will be reviewed with the Chief Compliance Officer, and a determination will be made as to whether any sanction will be imposed.  Sanctions may include, but are not limited to, one or more of the following: a warning letter, fine, profit surrender, personal trading ban, recommendation of removal from MFS’ Board of Directors, or referral to civil or criminal authorities.

If the potential violation involves a Non-Management Director who is a director or officer of Sun Life Financial Inc. (“SLF”), the Conflicts Officer shall promptly notify SLF’s chief legal officer (“SLF’s CLO”) or chief compliance officer (“SLF’s CCO”) who shall be given the opportunity to be involved in the investigation of the matter and will be consulted as to the determination of any sanctions imposed.

E.                                    Appeals

Any Non-Management Director who is aggrieved by any action rendered with respect to a violation may appeal the determination by providing the Chief Compliance Officer with a written explanation within 30 days of being informed of the determination.  If appropriate, the Chief Compliance Officer will review the matter with the MFS Code of Ethics Oversight Committee or any successor committee thereof (the “CEOC”), and, if the matter involves a SLF director or officer, SLF’s CLO or SLF’s CCO, and will advise the Non-Management Director whether the action will be imposed, modified or withdrawn. The

Non-Management Director may elect to be represented by counsel of his or her own choosing and expense.

F.                                     Amendment and Reporting

This Policy may be amended from time to time by approval of the Code of Ethics Oversight Committee and Policy Committee. With respect to any material amendment of the Policy, such amendment shall be subject to ratification by the MFS Corporate Board. The Owners of this Policy are responsible for receiving the required approvals before the Policy is published or amended.

Any material amendments to this Code must be approved by MFS and the respective boards of trustees of the MFS Funds (including a majority of the disinterested trustees of such boards) (collectively, the “Fund Boards”).  In addition, on at least an annual basis, the Conflicts Officer shall provide the Fund Boards with a written report that: (i) describes issues that arose during the preceding year under this Code, including information pertaining to material violations and any actions taken or sanctions imposed with respect to such violations; and (ii) certifies to the Fund Boards that MFS has adopted procedures reasonably necessary to prevent the Non-Management Directors from violating this Code (e.g., the Role and Information Restrictions set forth in Appendix B hereto). The Conflicts Officer shall send a copy of this annual report to SLF’s CCO.

G.                                   Certification

Each Non-Management Director must sign a certification (substantially in the form of Appendix C hereto) initially within 7 days of the effective date of this Code or, thereafter, promptly after becoming a Non-Management Director (with the goal of signing such certification within 7 days of becoming a Non-Management Director), acknowledging that the Non-Management Director: (i) has received a copy of the Code and any amendments thereto; (ii) has read, and understands, all the provisions of the Code; and (iii) agrees to comply with the terms of the Code.

H.                                   Related Policies

MFS Code of Ethics

MFS Code of Business Conduct

MFS Inside Information Policy

I.                                        Monitoring

MFS’ Compliance and Legal Departments are responsible for monitoring and ensuring knowledge of and adherence to this policy.  The Legal Department will notify the Compliance Department of any new Non-Management Directors or any other changes relevant to this policy.  The Compliance Department will maintain the certifications and monitor trading activity if necessary.

J.                                        Authority

Rule 17j-1 and 204A-1under the Investment Company Act of 1940

K.                                   Recordkeeping

Records relating to this Policy shall be maintained in accordance with the MFS Records Retention Policy

APPENDIX A

Reporting Obligations

A.                                           Initial and Annual Holdings Reports

Access Persons must file initial and annual holdings reports (“Holdings Reports”) as follows.

1.                                      Content of Holdings Reports

•                  The title, number of shares and principal amount of each “Covered Security” (as defined below in Section C);

•                  The name of any broker, dealer or bank with whom the Access Person maintained an account in which ANY securities were held for the direct or indirect benefit of the Access Person; and

•                  The date the Access Person submits the report.

2.                                      Timing of Holdings Reports

•                  Initial Report - No later than 10 days after the person becomes an Access Person. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

•                  Annual Report - Annually and the information must be current as of a date no more than 45 days before the report is submitted.

3.                                      Exceptions from Holdings Report Requirements

No holdings report is necessary:

•                  For holdings in securities that are not Covered Securities; and

•                  With respect to securities held in accounts for which the Conflicts Officer has determined that the reporting requirements do not apply, because investment discretion is maintained by or delegated to an independent third party and the Access Person has no present authority to enter into and terminate an investment management agreement.

B.                                    Quarterly Transaction Reports

Access Persons must file a quarterly transactions report (“Transactions Report”) with respect to:

(i)                           any transaction during the calendar quarter in a Covered Security in which an Access Person had any direct or indirect beneficial ownership; and

(ii)                            any account established by the Access Person during the quarter in which ANY securities were held during the quarter for the direct or indirect benefit of the Access Person.

Brokerage statements may satisfy the Transactions Report obligation provided that they contain all the information required in the Transactions Report and are submitted within the requisite time period as set forth below.

1.                                      Content of Transactions Report

a.                                      For Transactions in Covered Securities

•                  The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

•                  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•                  The price of the Covered Security at which the transaction was effected;

•                  The name of the broker, dealer or bank with or through which the transaction was effected; and

•                  The date the report was submitted by the Access Person.

b.                                      For Newly Established Accounts Holding ANY Securities

•                  The name of the broker, dealer or bank with whom the Access Person established the account;

•                  The date the account was established; and

•                  The date the report was submitted by the Access Person.

2.                                      Timing of Transactions Report

No later than 30 days after the end of the calendar quarter.

3.                                      Exceptions from Transactions Report Requirements

No Transactions Report is necessary:

•                  For transactions in securities that are not Covered Securities;

•                  With respect to transactions effected pursuant to an automatic investment plan; and

•                  If the report would duplicate information contained in broker trade confirmations or account statements submitted by the Access Person provided that such confirmations or statements are delivered no later than 30 days after the end of the applicable calendar quarter.

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•                  With respect to transactions in accounts for which the Committee has determined that the reporting requirements do not apply, because investment discretion is maintained by or delegated to an independent third party and the Access Person has no present authority to enter into and terminate an investment management agreement.

C.                                    Definition of “Covered Security”

A “Covered Security” includes basically all securities except the following:

•                  Direct obligations of the U.S. Government;

•                  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•                  Shares issued by open-end funds (other than funds advised by MFS or any fund whose investment adviser or principal underwriter controls MFS, is controlled by MFS, or is under common control with MFS); and

•                  Such other securities as determined by the Conflicts Officer in accordance with applicable law.

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APPENDIX B

Role Limitations and Information Barrier Procedures

for

Non-Management Directors

A.                                    Role Limitations

•                  Non-Management Directors may not serve in any employment or consulting capacity for MFS or have other material relationships with MFS, other than that of a director on the MFS Board of Directors, serving on a committee of or at the direction of the Board of Directors, or acting as a director, officer and other representative of a direct or indirect parent company of MFS performing duties in the ordinary course of such relationship.

•                  Non-Management Directors may not be involved in the securities selection and trading functions of either MFS or the MFS Portfolios.

B.                                    Information Barrier Procedures

1.                                      Restricted Information

Non-Management Directors must not have access to the following activities and information with respect to MFS or the MFS Portfolios (“Restricted Information”):

•                  Daily trading activities or listings of securities positions of any MFS Portfolios, including any related recommendations or advice of MFS to the MFS Portfolios; except to the extent any such information is more than 15 days old; or

•                  Pre-trade, pending or proposed trade information, including any related recommendations or advice of MFS to the MFS Portfolios.

2.                                      Access Restrictions

To seek to ensure that Non-Management Directors do not have access to Restricted Information, Non-Management Directors must not have:

•                  Passwords necessary to access Electronic Media with Restricted Information. As used herein, Electronic Media shall include the internet, intranet or computer-based systems, or e-mail or voicemail systems.

•                  Unrestricted (e.g., pass cards or keys) or unescorted access to any areas in which MFS or MFS Portfolios collect and store paper records with Restricted Information; provided, however, that the Non-Management Directors may possess pass cards that allow access to MFS’ premises in order to facilitate board meetings (“Pass Card Access”); provided, further, however, that Pass Card Access shall be limited to MFS’ facilities accessible through the 24th floor entrance at 500 Boylston Street, Boston, Massachusetts.

•                  Communication with officers or employees of MFS or the MFS Portfolios who have access to Restricted Information for the purpose of obtaining Restricted Information.

In addition, officers and employees of MFS or the MFS Portfolios, or of any subsidiary or controlling company of MFS or the MFS Portfolios (collectively, “MFS Employees”) must not provide Restricted Information to any Non-Management Directors, nor may MFS Employees consult with Non-Management Directors regarding such matters. MFS Employees shall be provided with a copy of these Procedures or with training material that summarizes these procedures together with a list of the Non-Management Directors.

C.                                    Oversight and Administration

•                  These Procedures shall be reviewed and, if appropriate, updated at least annually by the Code of Ethics Oversight Committee (“CEOC”).

•                  The CEOC and/or the Chief Compliance Officer may request that the internal audit functions of MFS review the design of these Procedures to attempt to ensure that they are designed effectively, and test controls, to attempt to ensure that they are operating effectively.

•                  The Conflicts Officer shall be responsible for implementing and taking other actions regarding these Procedures. Remedies for violations of these Procedures shall be determined by the Conflicts Officer.  Where the remedy involves a Non-Management Director who is also a SLF director or officer, the Conflicts Officer shall discuss the proposed remedy with SLF’s CLO and/or SLF’s CCO.

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APPENDIX C

Certificate of Acknowledgement

1.                                      I hereby acknowledge receipt of MFS’ Code of Ethics For Personal Trading and Conduct For Non-Management Directors of MFS, dated [date] (the “Code”).

2.                                      I hereby certify that I have read, understand and am in full compliance with the Code and agree to abide by its requirements and procedures.

3.                                      I hereby acknowledge that failure to comply fully with the Code may subject me to sanctions and disciplinary action.

Signature	Date

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